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                                  EXHIBIT 10.4

                Amendment No.2 to Gionfriddo Employment Agreement

        This Amendment No. 2 dated June 9, 1997 ("Amendment No. 2), is made to the terms and conditions set forth hereinafter of that certain Employment Agreement made between Robert P. Gionfriddo (Mr. Gionfriddo") and Heritage Bank of Commerce, a California banking corporation ("Bank") dated June 8, 1994 (the "Agreement") and that certain Amendment to the Agreement made between the Bank and Mr. Gionfriddo signed October 21, 1996 ("Amendment No. 1"). Except as amended hereinafter by this Amendment No. 2, each term and condition of the Agreement and Amendment No. 1 shall remain in full force and effect.

1. The position responsibilities set forth in Paragraph 1 of the Agreement shall be expanded to add the following:

        "In addition to the foregoing, the EVP Business Development shall have the following responsibilities and perform the following duties:

        (a) Personally develop business and promote the Bank, including its Board of Directors and its management team.

        (b) Form and manage a team of business developers. Develop an annual business development team plan to include staffing, special programs, personal goals and other activities calculated to increase profitable business for the Bank, and assist in the integration of these plans with other Bank plans and the Bank's overall strategic plan.

               Make an annual presentation of your plan to the CEO and to the Personnel & Planning Committee. Make written quarterly presentations to the Personnel & Planning Committee detailing your progress against your plan.

               Assist management in the design of compensation programs for business development personnel. Be proactive in the administration of the incentive compensation payments to business development personnel, thereby assuring that the program has integrity, that itemized sales are legitimate and warrant compensation, and that the program is reviewed and tailored over time to insure that it is operating optimally and in the best interests of the Bank.

        (c) Play a leadership role in the development and execution of Bank sponsored programs (seminars, receptions, etc.) to build the Bank's reputation and its base of contacts in the community.

        (d) Assist management in recruiting banking personnel, directors and investors.

        (e) Participate in Bank planning activities, especially in the formation of the strategic plan and in the formation of the annual marketing and bank-wide business development plans.

        (f)    Participate on the Officers Loan Committee (OLC).

        (g) Participate in the appropriate committee and other oversight functions which deal with issues bearing on customer service, product development, loan/deposit pipeline development, marketing,


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               advertising, and other business development areas as designated by management.

        (h) Assist in the regulatory interface, particularly as relates to deposit issues.

        (i) Manage and administer the Business Development Committee of the Board.

        (j) Assist wherever possible with shareholder, client, and market-maker relations, to boost and support the Bank.

        (k) Promote the development of Bank personnel by including them in the management of the EVP Business Development's accounts and by actively distributing accounts to staff for management and service. Assist wherever possible with employee relations, including making calls with Bank officers, providing advice, help and assistance, encouraging employees to come forward with their problems and concerns, and at all times boosting and supporting the Bank.

               Any inconsistency between the above additional responsibilities and duties and any other responsibilities and duties specified in the Agreement shall be resolved in favor of the additional responsibilities and duties."

2. The Term specified at paragraph 2 of the Agreement shall be extended for a period of three (3) years from June 8, 1997.

3. The Base Salary specified at paragraph 3 of the Agreement shall be increased to $135,000 per year at a rate of $5,625.00 per two week pay period, effective October 1, 1997.

4. The severance payment provisions specified in paragraph 7 shall be expanded to add severance payments in the event of termination upon a "Change in Control" as follows:

        "If, in the event of a "Change in Control" (as defined below) and in conjunction with, or by reason of such a "Change in Control", (a) Mr. Gionfriddo's employment is terminated without cause; or (b) any adverse and material change occurs in the scope of Mr. Gionfriddo's position, responsibilities, duties, salary, benefits, or location of employment; or (c) any event occurs which reasonably constitutes or results in a demotion, a significant diminution of responsibilities or authority, or a constructive termination (by resignation or otherwise) of Mr. Gionfriddo's employment, then upon the occurrence of the events set forth in subparagraph (a), (b) or (c) above, Mr. Gionfriddo shall be entitled to be paid severance in an amount equal to (i) twelve (12) months' total compensation pursuant to this Agreement (including Base Salary, Performance Bonus and all other amounts payable and includable as taxable income for federal income tax purposes by Mr. Gionfriddo), if Mr. Gionfriddo is required to sign a non-competition agreement, or (ii) twelve (12) months' Base Salary only pursuant to this Agreement, if Mr. Gionfriddo is not required to sign a non-competition agreement.

        The term "Change in Control" shall mean the occurrence of any of the following events with respect to the Bank (with the term "Bank" being defined for purposes of determining whether a "Change in Control" has occurred to include any parent bank holding company organized at the direction of the Bank to won 100% of the Bank's outstanding common stock): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental


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authorities having jurisdiction over the Bank or any stock exchange on which the
Bank's shares are listed which requires the reporting of a change in control;
(ii) any merger, consolidation or reorganization of the Bank in which the Bank does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, or securities of the Bank representing twenty-five percent (25%) or more of the combines voting power of the Bank's then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank's shareholders, of each new director is approved by a vote of at least three-quarter (3/4) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "Change in Control" for purposes of this Agreement if the event which would otherwise come within the meaning of the term "Change in Control" involves (i) a reorganization at the direction of the Bank solely to form a parent bank holding company which is the party that acquires "control" or is the principal participant in the transaction constituting a "Change in Control," as described above.

        Mr. Gionfriddo acknowledges and agrees that the parties have entered into this Agreement based upon certain financial and tax accounting assumptions. Accordingly, with full knowledge of the potential consequences, Mr. Gionfriddo agrees that, notwithstanding anything contained herein to the contrary: (i) the amount of any severance payment payable in conjunction with, or by reason of a "Change in Control" shall be reduced by the amount of the tax credit which the Bank would have been able to claim had all severance payments been deductible by the Bank under the Internal Revenue Code of 1986, as amended (the "Code") in the year in which payment is to be made to Mr. Gionfriddo. Mr. Gionfriddo recognizes that, in this regard, limitations on deductibility may be imposed under, but not limited to, Code Section 280G. Consistent with the foregoing, and in the even that any payment or benefit received or to be received by Mr. Gionfriddo, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank (together with the severance payment the "Total Payment"), is deductible (in whole or in part) as a result of Code
Section 280G, the severance payment shall be reduced as described above. For purposes of this limitation:

        (a) No portion of the Total Payment, the receipt or enjoyment of which Mr. Gionfriddo shall have effectively waived in writing prior to the date of payment the severance payment, shall be taken into account;

        (b) No portion of the Total Payment shall be taken into account, which in the opinion of the tax counsel selected by the Bank and acceptable to Mr. Gionfriddo, does not constitute a "parachute payment" within the meaning of Section 280G of the Code;

        (c) Future payments shall not be reduced beyond the extent necessary so that the Total Payments (other than those portions referred to in clauses (a) or (b) above, in their entirety) constitute reasonable compensation for services actually rendered within the meaning of Section 280G of the Code, in the opinion of tax counsel referred to in clause (b) above; and

        (d) The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Bank's independent auditors in accordance with the principles

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               of Section 280G of the Code.

5. Mr. Gionfriddo and the Bank acknowledge and agree that the increased auto allowance specified in Amendment No. 1 shall not constitute an agreement to any future increase in auto allowance and that no further increases shall be requested by Mr. Gionfriddo.

6. The Bank and Mr. Gionfriddo acknowledge and agree that a Supplemental Executive Retirement Plan generally of the type discussed with the Board of Directors of the Bank at its June 1997 meeting will be established for the benefit of certain Bank executives, including Mr. Gionfriddo, upon such terms and subject to such conditions as the Board of Directors of the Bank may determine in its sole discretion.

IN WITNESS WHEREOF, the parties have signed this Amendment No. 2 at San Jose, California as of the date first above written


Heritage Bank of Commerce


By   /s/ John E. Rossell
     CEO

Robert P. Gionfriddo
/s/  Robert P. Gionfriddo
10/22/97